Exhibit 23.3

Our Ref:	WWLK/

Your Ref:

Direct Line:	+852 2861 8471

Direct Email:	warrenko@robertsonshk.com

9 February 2026

Roma Green Finance Limited

Flat 605, 6/F., Tai Tong Building

8 Fleming Road

Wanchai, Hong Kong

Dear Sirs,

RE: ROMA GREEN FINANCE LIMITED (THE “COMPANY”) – LEGAL OPINION

We act as legal advisers to the Company as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the proposed offering of the Class A Ordinary Shares of the Company on the NASDAQ Capital Market (“NASDAQ”).

We are qualified lawyers of Hong Kong and as such are qualified to issue this opinion (the “Opinion”) on the laws and regulations of Hong Kong effective as of the date hereof. This Opinion is limited to matters of the laws of Hong Kong as in force and applied at the date of this Opinion. We have not investigated the laws of any jurisdiction other than Hong Kong and we express no opinion on the laws of any other jurisdiction.

We were engaged as Hong Kong counsel to the Company, a company incorporated under the laws of the Cayman Islands, in connection with the offer of up to US$1,000,000,000 in aggregate of (a) Class A Ordinary Shares, par value of US$0.001 per share and (b) the issuance of warrants to purchase our Class A Ordinary Shares (the “Offering”), by the Company as set forth in the Company’s registration statement on Form F-3, including all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering.

1.	Assumptions

Our legal review has been undertaken on the following basis:

(i)	we have only reviewed the draft Registration Statement; and

(ii)	we have not reviewed any financial, accounting or technological matters.

2.	Opinions

Subject to the Assumptions and the Qualifications, we are of the Opinion that:

(i)	the statements set forth in the Registration Statement under the captions “Hong Kong Profits Tax Consideration”, “Legal Matters” and “Enforceability of Civil Liabilities – Hong Kong” in each case insofar as such statements purport to describe or summarize the Hong Kong legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Hong Kong legal matters stated therein as at the date hereof; and

(ii)	the statements set forth in the Registration Statement under the caption “Hong Kong Profits Tax Consideration”, “Legal Matters” and “Enforceability of Civil Liabilities – Hong Kong” are true and accurate in all material respects and that such statements constitute our opinion.

3.	Qualification

The opinions set out above are subject to the following qualifications, limitations and exceptions (“Qualifications”):

(i)	our Opinion is limited to the laws of Hong Kong of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Hong Kong. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than Hong Kong;

(ii)	the laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii)	our Opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(iv)	this Opinion is issued based on the laws of Hong Kong that are currently in effect. For matters not explicitly provided under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

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(v)	this Opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of the Opinion should not be read independently;

(vi)	as used in this Opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this Opinion;

(vii)	we have not inspected the properties, neither have we made any enquiries with respect to physical state and condition of the properties. We are not in a position to check if there is any illegal or unauthorized partitioning or division of the properties, or any illegal or unauthorized structure, addition or alteration in or at or to the properties. We are not in a position to check or verify the area and/or boundary of the properties;

(viii)	to the extent that this opinion contains or refers to reports, opinions or memoranda from any other person, that person remains wholly and exclusively responsible for their contents and we have not carried out any independent verifications of their contents; and

(ix)	this opinion is limited to Hong Kong law as in force and applied by the Hong Kong court as at the date of this Opinion.

We hereby consent to the use of this Opinion in, and the filing hereof as Exhibit 5.2 to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ ROBERTSONS

ROBERTSONS

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